Exhibit 10.23

January 19, 2017

Gregory Berk, M.D.

133 Claybrook Road

Dover, MA 02030

Dear Greg:

As we have discussed, your employment with Verastem, Inc. (the Company”) has terminated, effective January 19, 2017 (the “Separation Date”). The purpose of this letter (the “Agreement”) is to confirm the terms concerning your separation from employment, as follows:

1. Final Salary and Vacation Pay.  In signing this Agreement, you acknowledge that you have received pay for all work you have performed for the Company through the Separation Date, to the extent not previously paid.  Since, in accordance with Company policy, you have no accrued vacation days as of the Separation Date, you will not receive any pay for such vacation time.  You will receive the payments described in this Section 1 regardless of whether or not you elect to sign this Agreement.

2. Severance Benefits.  In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder and under the Employee Agreement (as defined below), and in full satisfaction of any rights that you have under the Employment Agreement between you and the Company, dated as of April 15, 2016 (the “Employment Agreement”), the Company will provide you with the following severance benefits:

a. The Company will pay you the gross amount of One Hundred Fifty-One Thousand Eight Hundred Seventy-Five Dollars ($151,875) on the Company’s next regular payday for executives that follows the Effective Date.

b. The Company will also pay you the aggregate gross amount of One Hundred Fifty-One Thousand Eight Hundred Seventy-Five Dollars ($151,875) in substantially equal payments over a period of six  (6)  months following the Separation Date.  Payments will be made through the Company’s payroll system and on the Company’s regular payroll schedule, and will begin on the Company’s next regular payday for executives that follows the Effective Date.  The first payment made will be retroactive to the day immediately following the Separation Date.

c. For the avoidance of doubt, to the extent it has not already been paid as of the Separation Date, the Company will pay you your bonus for 2016 in the gross amount of One Hundred Six Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($106,666.67) promptly following the Effective Date (as defined below).

d. If you are enrolled in the Company’s group medical and/or dental plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law known as “COBRA.”  You may make such an election whether or not you accept this Agreement.  However, if you accept this Agreement and you timely elect to continue your participation and that of your eligible dependents in the plans, the Company will add to the payments described in Section 2(b) hereof amounts equal to the premium cost of that participation until the earlier of the conclusion of nine months following the Separation Date or the date that you become eligible to enroll in the health (or, if applicable, dental) plan of a new employer.  Payments will begin on the Company’s next regular payday for executives that follows the expiration of sixty (60) calendar days from the Separation Date.  The first payment will be retroactive to the day immediately following the Separation Date.    If the Company’s contributions end before your entitlement to coverage under COBRA concludes, you may continue such coverage by paying the full premium cost yourself.  Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium contributions, as described under this Section 2(b), would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), you and the Company agree to work together in good faith and enter into a substitute arrangement pursuant to which the Company will not be subjected or exposed to taxes or penalties and you will be provided with payments or benefits with an economic value that is no less than the economic value of the premium costs described herein.

3. Acknowledgement of Full Payment and Withholding.

a. You acknowledge and agree that the payments provided under Section 1, 2, and 4 of this Agreement are in complete satisfaction of any and all compensation and benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid or provided to you.

b. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

4. Status of Employee Benefits, Paid Time Off, Expenses and Equity.

a. Except as otherwise provided in Section 2 or required by applicable law, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans.  You will not continue to earn vacation, paid time off or other similar benefits after the Separation Date or be reimbursed for any expenses incurred after the Separation Date that have not otherwise been approved in writing by the Company.    You will receive information about your COBRA continuation rights under separate cover.

b. You agree that, within two (2) weeks of the effective date of this Agreement, you will submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same.  The Company will reimburse you for your authorized and documented expenses pursuant to its regular business practice. For avoidance of doubt, for expenses incurred before the Separation Date in connection with business travel or events scheduled to take place after the Separation Date, you will be reimbursed for only those expenses listed in the attached Exhibit A, provided that you provide proof of cancellation for each flight and hotel reservation, and only to the extent that you (i) are not reimbursed for such expenses by the applicable airline or hotel and (ii) do not make use of such airline tickets or hotel reservation.  In the event you are reimbursed for any portion of such expenses by the applicable airline or hotel, you agree to promptly pay over to the Company the amounts reimbursed.  In the event that you make use of any airline tickets or hotel reservation, you agree to promptly pay over to the Company the full amount reimbursed by the Company for such tickets or reservation.

c. You and the Company are contemporaneously entering into a separate consulting agreement, setting forth the terms of your continued service to the Company as an independent contractor immediately following the Separation Date (the “Consulting Agreement”).  In accordance with the provisions of the Company’s 2012 Incentive Plan and the terms of the Stock Option Agreement between you and the Company dated April 15, 2016 and the Stock Option Agreement between you and the Company dated June 14, 2016 (each, an “Award Agreement”), the stock options granted to you under each Award Agreement will continue to vest during your service to the Company under the Consulting Agreement.

5. Confidentiality, Non-Disparagement, and Continuing Obligations.

a. You acknowledge and agree that you will continue to comply your obligations under the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement between you and the Company dated as of April 15, 2016 (the “Employee Agreement”) that survive the termination of your employment by necessary implication or the terms thereof.

b. Subject to Section 7(b) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

c. Subject to Section 7(b) of this Agreement and except as may be required by applicable law or legal process, you agree that you will never disparage or criticize the Company, its Affiliates (as defined in the Employment Agreement), their business, their management or their products or services, specifically including without limitation duvelisib, and that you will not otherwise do or say anything that could reasonably be expected to disrupt the good morale of employees of the Company.  The Company agrees to instruct its directors and officers not to disparage or criticize you, except as may be required by applicable law or legal process.

d. You agree that you will not make any written or oral statement about your employment with the Company or the termination thereof except for the statement attached hereto as Exhibit B.

6. Return of Company Documents and Other Property.  In signing this Agreement you represent and warrant that you have complied with Section 5 of the Employee Agreement. You also agree that if you should later discover any document or other property of the Company or any of its Affiliates in your possession, you will immediately return it to the Company.  You agree that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system.  Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.  It is, however, understood and agreed that you may retain possession of and access to certain Company property, equipment, and documents as expressly directed by the Company in order to fulfill your obligations under the Consulting Agreement.

7. General Release and Waiver of Claims.

a. For and in consideration of the special severance pay and other benefits provided to you under this Agreement, which are conditioned on your signing of this Agreement and to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through you, hereby release and forever discharge the Company and its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, employee benefit plans, general and limited partners, members, managers, investors, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which you have had in the past, now have, or might now have, through the date of your signing of this Agreement, in any way related to, connected with or arising out of your employment or its termination (including without limitation any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act, and/or the wage and hour, wage payment and fair employment practices statute of the state or states in which you were previously employed by the Company or otherwise had a relationship with the Company or any of its subsidiaries or other affiliates, each as amended from time to time).  This Agreement shall not apply to (a) any claim that arises after you sign this Agreement, (b) any claim that may not be waived pursuant to applicable law, (c) claims for indemnification in your capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, By-laws or agreement, if any, providing for director or officer indemnification, (d) rights to receive insurance coverage and payments under any insurance policy maintained by the Company and (e) rights to equity compensation or to receive retirement benefits that are accrued and fully vested as of the Separation Date and rights under any plans protected by ERISA.

b. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding,  or any related complaint or lawsuit filed by you or anyone else on your behalf.  Further, nothing contained in this Agreement or the Employee Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

c. In signing this Agreement, you acknowledge your understanding that you may consider the terms of this Agreement for up to twenty-one (21) days from the date you receive it.  You also acknowledge that you are hereby advised by the Company to seek the advice of an attorney prior to signing this Agreement; that you have had sufficient time to consider this Agreement and to consult with an attorney, if you wished to do so, or to consult with any other person of your choosing before signing; and that you are signing this Agreement voluntarily and with a full understanding of its terms.

d. You further acknowledge that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.  You understand that you may revoke this Agreement at any time within seven (7) days of the date of your signing by written notice to the Chairman of the Company’s Board of Directors and that this Agreement will take effect only upon the expiration of such seven-day revocation period and only if you have not timely revoked it (the “Effective Date”).

8. Miscellaneous.

a. This Agreement, together with the Consulting Agreement and your Award Agreements, constitutes the entire agreement between you and the Company and its Affiliates and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Employee Agreement, which shall remain in full force and effect in accordance with its terms, and your rights and obligations with respect to your vested options.

b. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an authorized representative of the Company.  The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

c. The obligation of the Company to make payments to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and the Employee Agreement.

d. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction.  You agree to submit to the exclusive jurisdiction of the courts of and in the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to Cathy Carew within twenty-one (21) days of the date you receive it.  You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying the Chairman of the Company’s Board of Directors in writing of your revocation within that period.  If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above.  The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
Verastem, Inc.

		By:	/s/ Robert Forrester
Robert Forrester
President and Chief Executive Officer

Accepted and agreed:

Signature:	/s/ Gregory Berk, M.D.
Gregory Berk

Date:	19 JAN 2017

Exhibit A

1.          Deposit to Intercontinental, San Franciso for room rental/dinner T-cell advisory board $2647.40 + $39.00 ticketing fee (Charged to Berk’s AMEX on 1/10/2017)…expense report has been submitted

2.          Airfare to EHA conference 6/20/2017…Iberia airlines Boston > Madrid $2447.96 (Charged to Berk’s AMEX on 11/9/2016)….expense report submitted in December, awaiting reimbursement.

3.          Airfare to ESMO World GI Congress, 6/26/2017…Iberia airlines $2967.40 + $39.00 ticketing fee (Charged to Berk’s AMEX on 12/17/2016)…expense report submitted.

4.          Hotel for ESMO GI congress (Hotel Arts) … discounted advanced purchase rate which is nonrefundable $2013.56 (Charged to Berk’s AMEX  12/27/2016)…expense report submitted.

5.          Airfare to T-cell lymphoma advisory board, San Fran,  Jet Blue $1196.20 (Charged to Berk’s AMEX 12/20/2016)…expense report submitted.

Exhibit B

I am transitioning from being a full-time employee of Verastem back to being a consultant, focused on helping Verastem to progress duvelisib and the rest of its portfolio of drugs.  I have also joined Verastem’s clinical and scientific advisory board.  I enjoyed working with the Verastem team and I look forward to continuing the relationship in my new capacity.  I wish them every success with duvelisib and defactinib, and hope together we can bring some new therapies to patients.